FINAL
CONTACT:
Cathy Kawakami
Director, Investor Relations
Advanced Energy Industries, Inc.
970-407-6732
cathy.kawakami@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY TO APPOINT LAWRENCE D. FIRESTONE AS CFO
FORT COLLINS, Colo., June 12, 2006 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced that it will appoint Lawrence (Larry) D. Firestone, 48, as its new executive vice president and chief financial officer in August 2006 following the completion of his employment responsibilities at Applied Films Corporation.
Mr. Firestone was most recently chief financial officer at Applied Films Corporation, a $240 million thin film deposition equipment provider based in Longmont, Colorado, where for the past seven years he has lead several strategic initiatives such as global manufacturing, gross margin improvement, acquisition strategy, integration, and public market financing.
Hans Betz, president and chief executive officer, said, “We are pleased to welcome Larry to Advanced Energy. I have known of Larry for some time, based on the strong partnership we have with Applied Films as our customer. Larry has an extensive finance background, as well as experience in managing international manufacturing operations and a focus on business model enhancement. He knows the industries in which we compete, and has direct experience with the markets that represent new and emerging high-growth opportunities, such as solar and organic light emitting diodes (OLEDs) for our existing product platforms. In addition, he has strong working relationships with the financial community, including many of the same research firms and investors who follow Advanced Energy. I am looking forward to this valued addition to the Advanced Energy team.”
Prior to joining Applied Films, Mr. Firestone served as vice president and chief operating officer of Avalanche Industries, an electronics manufacturing services company located in Colorado Springs, Colorado. Earlier, he held finance and operations positions at Woolson Spice and Coffee Company, TechniStar Corporation and Colorado Manufacturing Technology, Inc. in addition to consulting work for several early stage technology companies. Mr. Firestone currently serves on the board of directors, and is the chairman of the audit committee of Amtech Systems, Inc., a publicly held semiconductor equipment company.

About Advanced Energy®
Advanced Energy® develops innovative power and control technologies that drive high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
AE®’s product portfolio includes precise, flexible power systems; reliable gas and liquid flow-management systems; accurate thermal instruments; and global support services. Leveraging this focused product portfolio and technology leadership, AE creates solutions that maximize process impact, improve productivity, and lower cost of ownership for its customers, including original equipment manufacturers (OEMs) and end-users around the world.
AE operates in regional centers in North America, Asia, and Europe and offers global sales and support through direct offices, representatives, and distributors. Founded in 1981, AE is a publicly held company traded on Nasdaq National Market under the symbol AEIS. For more information, go to www.advanced-energy.com